Exhibit A

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of November 18, 2015, by and between Champion Shine Trading Limited, a British Virgin Islands company (“Seller”), and Brilliant State Holdings Limited, a company with limited liability incorporated under the laws of British Virgin Islands (“Purchaser”).

WHEREAS, Seller currently holds an equity interest in China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) in the form of Ordinary Shares, par value US$0.0001 per share (“Ordinary Shares”).

WHEREAS, Purchaser seeks to purchase from Seller, and Seller seeks to sell to Purchaser, 1,700,000 Ordinary Shares (the “Purchased Ordinary Shares”) held as the date hereof by Seller in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED ORDINARY SHARES

1.1	Purchase and Sale of Purchased Ordinary Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, the Purchased Ordinary Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, accrued and unpaid dividends thereon) at a price of $3.75 per each Purchased Ordinary Share for an aggregate purchase price of $6.375 million (the “Purchase Price”) for the Purchased Ordinary Shares, free and clear of all Encumbrances (as defined below).

1.2	The Closing.

The closing of the sale and purchase of the Purchased Ordinary Shares (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Yin Tai Centre, Office Tower, 37th Floor, No. 2 Jianguomenwai Ave., Chao Yang District, Beijing 100022, PRC at 10:00 a.m. local time on the Closing Date. For the purposes of this Agreement, “Closing Date” is Nov 18, 2015 unless another date is agreed to in writing by the parties; provided, that, if the conditions set forth in ARTICLE IV below have not been satisfied or waived at such time (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time)), then the Closing Date shall be the date that is two (2) business days (or a shorter period as agreed to in writing by the parties) after the conditions set forth in ARTICLE IV below have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time). At the Closing, Purchaser and Seller shall make certain deliveries, as specified in Section 1.3, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

1.3	Payment and Deliveries at Closing

(a) At the Closing, Purchaser shall pay the Purchase Price to Seller by electronic bank transfer of immediately available funds to the bank account which Seller has designated in writing to Purchaser reasonably in advance of the Closing Date.

(b) At the Closing, Seller shall deliver to Purchaser, share certificate(s) representing the Purchased Ordinary Shares and duly executed instruments of transfer in favor of Purchaser in respect of the Purchased Ordinary Shares, and such other documents and instruments necessary to transfer to Purchaser all of Seller’s right, title and interest in and to the Purchased Ordinary Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that each of the statements set out in Article II is now and will at Closing be true and accurate.

2.1	Organization

Seller is a limited liability company duly organized and validly existing under the Laws of the British Virgin Islands and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

2.2	Title to Purchased Ordinary Shares.

Seller is the sole and exclusive record and beneficial owner of the Purchased Ordinary Shares and owns such Purchased Ordinary Shares free from all taxes, liens, claims, encumbrances, mortgage, charges, security interests, pledges, hypothecation, title defect, escrows, lock-up arrangements, right of preemption, put or call right, adverse claim of ownership and restrictions on transfer (except for restrictions or limitations on transfer imposed by applicable United States federal or state securities laws) (“Encumbrances”). Seller has good and valid title to the Purchased Ordinary Shares. Other than this Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which Seller is bound relating to its sale or transfer of the Purchased Ordinary Shares, and, other than this Agreement, the Purchased Ordinary Shares are not subject to any other purchase agreement, buy/sell agreement, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of Purchaser to sell or transfer the Purchased Ordinary Shares. Delivery to Purchaser of the Purchased Ordinary Shares in the manner provided in Section 1.3(b) will (i) pass good and marketable title to the Purchased Ordinary Shares to Purchaser, free and clear of all Encumbrances, and (ii) convey, free and clear of all Encumbrances, any and all rights and benefits incident to the ownership of such Purchased Ordinary Shares.

2.3	Authority.

Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to sell and transfer the Purchased Ordinary Shares. This Agreement has been duly and validly authorized, executed and delivered on behalf of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

2.4	Accredited Investor Status.

Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

2.5	Noncontravention.

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of Seller, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Seller is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to Seller, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations hereunder.

2.6	Consents.

No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

2.7	Seller Status.

Seller (a) is a sophisticated person with respect to the sale of the Purchased Ordinary Shares to be sold by it hereunder; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Ordinary Shares to be sold by it hereunder; and (c) has independently and without reliance upon Purchaser, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Purchaser’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. Seller acknowledges that Purchaser has not given Seller any investment advice, credit information or opinion on whether the sale of the Purchased Ordinary Shares is prudent.

2.8	Absence of Litigation.

There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to Seller’s knowledge, threatened, of any nature against Seller or any director or officer of Seller (in their capacity as directors and officers of Seller), which would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder, or that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

2.9	No Brokers.

Seller has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants with respect to only itself to Seller as of the date hereof that each of the statements set out in Article III is now and will at Closing be true and accurate.

3.1	Organization

Purchaser is company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

3.2	Authority.

Purchaser has all requisite capacity, power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full capacity, power and authority to purchase the Purchased Ordinary Shares. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser, and this Agreement constitutes the legal, valid and binding obligations of such Purchaser and enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3	Accredited Investor Status.

Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.4	Noncontravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational documents of Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws) applicable to Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

3.5	Purchaser Status.

The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act. Purchaser (a) is a sophisticated person with respect to the purchase of the Purchased Ordinary Shares; (b) has had the opportunity to ask questions of and receive answers from representatives of Seller, the Company and each of their respective officers, directors, employees and agents concerning the Company in order for Purchaser to make an informed decision with respect to its investment in the Purchased Ordinary Shares; (c) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Ordinary Shares; (d) is able to bear the economic risk associated with the purchase of the Purchased Ordinary Shares, has such knowledge and experience, and has undertaken transactions regarding investments of similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of the Purchased Ordinary Shares; and (e) has independently and without reliance upon Seller, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser has relied upon Seller’s express representations, warranties and covenants in this Agreement and would not enter into this Agreement in the absence of such representations, warranties and covenants. Purchaser acknowledges that Seller has not given Purchaser any investment advice, credit information or opinion on whether the purchase of the Purchased Ordinary Shares is prudent. Purchaser acknowledges and agrees that the Purchased Ordinary Shares have not been registered for sale or resale under the Securities Act and are being transferred under this Agreement pursuant to an exemption from the registration requirements of the Securities Act. Purchaser is acquiring the Purchased Ordinary Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Purchaser is acquiring the Purchased Ordinary Shares hereunder in the ordinary course of its business. Purchaser does not presently have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Purchased Ordinary Shares.

3.6	No Brokers.

Purchaser has not taken any action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.7	Sufficient Funds.

Purchaser shall have on the Closing Date sufficient funds on hand to pay in full the Purchase Price.

ARTICLE IV

CONDITIONS TO CLOSING

4.1	Conditions to Seller’s Obligations to Sell.

The obligations of Seller to sell the Purchased Ordinary Shares to Purchaser on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for Seller’s sole benefit and may be waived by Seller at any time in its sole discretion by providing Purchaser with prior written notice thereof:

(a) Purchaser shall have executed and delivered this Agreement to Seller.

(b) All of the representations and warranties of Purchaser in ARTICLE III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that date, and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

4.2	Conditions to the Purchaser’s Obligations to Purchase.

The obligations of Purchaser to purchase the Purchased Ordinary Shares on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided, that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Seller with prior written notice thereof:

(a) Seller shall have executed and delivered this Agreement to Purchaser.

(b) All of the representations and warranties of Seller in ARTICLE II shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at that date; provided, however, that each representation or warranty made by Seller in Section 2.1, Section 2.2, Section 2.3 and Section 2.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that date, and Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Covenant to Pay

Purchaser hereby agree to deliver the Purchase Price to Seller by wire transfer of immediately available funds pursuant to the written wire instructions provided by Seller no later than the first anniversary of the Closing Date.

5.2	Fees.

Each Seller and Purchaser shall pay all of their own respective legal fees and costs and expenses, and to pay any and all of their own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. It shall be the sole responsibility of each of Seller and Purchaser to make any of its own required tax filings and to pay any and all of its own respective taxes (including sales taxes, income taxes, business taxes, capital gains taxes, stamp duties, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expense) incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

5.3	Governing Law; Jurisdiction; Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.4	Indemnification.

In consideration of Purchaser’s execution and delivery of this Agreement and acquiring the Purchased Ordinary Shares thereunder and in addition to all of Seller’s other obligations under this Agreement, Seller shall defend, protect, indemnify and hold harmless Purchaser and its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement, or (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement. To the extent that the foregoing undertaking by Seller may be unenforceable for any reason, Seller shall make the maximum contribution to the payment and satisfaction of the Purchaser Indemnified Liabilities that is permissible under applicable law. Notwithstanding any provision of this Section 5.4 to the contrary, Seller shall not have any liability under this Agreement for amount in excess of those amount actually received by it hereunder or for any consequential, exemplary, special, incidental or punitive damages of any kind whatsoever.

5.5	Securities Laws; Legends.

(a) Purchaser acknowledges and agrees that as of the date hereof the Purchased Ordinary Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. Purchaser acknowledges that it has no right to require the Company to register the Purchased Ordinary Shares. Purchaser further acknowledges and agrees that any certificate for the Purchased Ordinary Shares shall bear a legend substantially as set forth in paragraph (b) of this Section 5.5 (and any Purchased Ordinary Shares evidenced in book entry form shall contain appropriate comparable notation and reflect related stop transfer instructions).

(b) Any certificates for the Purchased Ordinary Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

5.6	Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

5.7	Severability.

If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

5.8	Entire Agreement; Amendments.

This Agreement supersedes all other prior oral or written agreements among Purchaser and Seller, their affiliates and persons acting on their behalf solely with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties solely with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Seller nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by Seller and Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

5.9	Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to Seller, to

Address:	18th Floor, Xueyuan International Tower
1 Zhichun Road, Haidian District
Beijing 100083, People’s Republic of China

Facsimile:	(8610) 8233 7887
Attention:	Zhengdong Zhu

If to Purchaser, to

Address:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola British Virgin Islands
Attention:	Hongfeng Sun

or to such other address, facsimile number or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. A copy of the e-mail transmission containing the time, date and recipient e-mail address shall be rebuttable evidence of receipt by e-mail in accordance with clause (ii) above.

5.10	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

5.11	No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.12	Survival.

Unless this Agreement is terminated by mutual consent of each Seller and Purchaser, the representations and warranties of each Seller and Purchaser contained in Articles II and III, respectively, shall survive the Closing Date and the delivery, in whole or in part, of the Purchased Ordinary Shares.

5.13	Termination.

In the event that the Closing shall not have occurred on or before thirty (30) business days from the date hereof due to any Seller’s or Purchaser’s failure to satisfy the conditions set forth in ARTICLE IV (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. In the event of termination of this Agreement as provided in this Section 5.13, this Agreement (other than for Section 5.2 and this Section 5.13, which shall survive such termination), shall forthwith become void and there shall be no liability hereunder in respect of any of the parties, or their respective officers, directors, managers, members or shareholders, except that nothing herein shall relieve any party from liability for any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained herein.

5.14	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.15	Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.16	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States dollars. All amounts owing under this Agreement shall be paid in United States dollars.

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IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

SELLER: CHAMPION SHINE TRADING LIMITED

By:	/s/ Zhengdong Zhu
	Name:	Zhengdong Zhu
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

PURCHASER:

BRILLIANT STATE HOLDINGS LIMITED

By:	/s/ Hongfeng Sun
	Name:	Hongfeng Sun
	Title:	Director

[Signature Page to Share Purchase Agreement]